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                                                    DRAFT:  June 2, 1994 10:39am





                          EXCHANGE AGREEMENT AND PLAN
                       OF REORGANIZATION AND LIQUIDATION

                                 BY AND BETWEEN

                             JONES INTERCABLE, INC.

                                      AND

                             JONES SPACELINK, LTD.


                            Dated as of May 31, 1994





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                               TABLE OF CONTENTS

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RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1           DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1        Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2           PURCHASE AND SALE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         2.1        Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2        Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3        Assumption of Obligations and Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4        Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.5        Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF SPACELINK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         3.1        Corporate Existence and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.2        Corporate Authorization; Minute Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3        Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4        Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.5        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.6        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.7        SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.8        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.9        No Undisclosed Material Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.10       Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.11       Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.12       Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.13       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.14       Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.15       Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.16       Compliance with Laws and Court Orders; No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.17       Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.18       Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.19       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.20       Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.21       Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.22       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.23       Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.24       Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.25       Disclosure Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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ARTICLE 4           REPRESENTATIONS AND WARRANTIES OF INTERCABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         4.1        Corporate Existence and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.2        Corporate Authorization; Minute Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.3        Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.4        Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.5        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.6        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.7        SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.8        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.9        No Undisclosed Material Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.10       Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.11       Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.12       Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.13       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.14       Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.15       Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.16       Compliance with Laws and Court Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.17       Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.18       Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.19       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.20       Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.21       Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.22       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.23       Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.24       Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.25       Disclosure Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 5           COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         5.1        Shareholder Meetings; Proxy Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.2        Conduct of Spacelink Prior to Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.3        Conduct of Intercable Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.4        Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.5        Notices of Certain Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.6        Reasonable Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.7        Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.8        Other Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.9        Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.10       Jones Earth Segment, Inc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.11       Tax-Free Reorganization; Plan of Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.12       Spacelink Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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ARTICLE 6           CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         6.1        Conditions to Obligations of Spacelink and Intercable   . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.2        Conditions to Obligation of Spacelink   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.3        Conditions to Obligation of Intercable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 7           SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         7.1        Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 8           TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         8.1        Grounds for Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         8.2        Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 9           MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         9.1        Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.2        Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.3        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.4        Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.5        Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.6        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.7        Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.8        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.9        Separability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.10       Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49





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                                    EXHIBITS


EXHIBIT A --     General Assignment, Bill of Sale and Assumption Agreement
EXHIBIT B --     Exchange Ratio Computation





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                                   SCHEDULES


Schedule 1A      --       Intercable Loan Agreements
Schedule 1B      --       Loan Agreements
Schedule 1C      --       Permitted Liens
Schedule 3.3     --       Governmental Authorization
Schedule 3.4     --       Consents and Approvals
Schedule 3.5     --       Options
Schedule 3.6     --       Subsidiaries
Schedule 3.10    --       Absence of Certain Changes
Schedule 3.12    --       Franchise Agreements
Schedule 3.13    --       Litigation
Schedule 3.14    --       Material Contracts
Schedule 3.17    --       Environmental Matters
Schedule 3.18    --       Intellectual Property
Schedule 3.19    --       Taxes
Schedule 3.20    --       Transactions with Affiliates
Schedule 3.20    --       Directors and Officers
Schedule 3.22    --       Employment Benefit Plans
Schedule 3.23    --       Finders' Fees
Schedule 4.3     --       Governmental Authorization
Schedule 4.4     --       Consents and Approvals
Schedule 4.5     --       Options
Schedule 4.6     --       Subsidiaries
Schedule 4.10    --       Absence of Certain Changes
Schedule 4.12    --       Franchise Agreements
Schedule 4.13    --       Intellectual Property
Schedule 4.14    --       Litigation
Schedule 4.17    --       Environmental Matters
Schedule 4.19    --       Transactions with Affiliates
Schedule 4.20    --       Employees





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Schedule 4.22    --       Employee Benefit Plans
Schedule 4.23    --       Finders' Fees





                                      -vi-
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         EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION


                 EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (this "Agreement") dated as of May __, 1994, by and between JONES INTERCABLE, INC., a Colorado corporation ("Intercable") and JONES SPACELINK, LTD., a Colorado corporation ("Spacelink").

                                    RECITALS

                 A. Spacelink is primarily engaged in the business of owning and/or operating cable television systems, providing audio programming for cable television systems and radio stations and other related businesses in the United States.

                 B. Subject to the terms and conditions contained in this Agreement, Intercable desires to acquire from Spacelink, and Spacelink desires to transfer to Intercable, substantially all of the assets of Spacelink used or useful in connection with Spacelink's business in exchange for shares of Intercable Class A Common Stock.

                 C. Spacelink intends to distribute, among other things, the shares of Intercable Class A Common Stock acquired pursuant to this Agreement, together with all other shares of capital stock of Intercable held by Spacelink, to its shareholders as part of the contemplated liquidation and dissolution of Spacelink.

                 D. It is intended that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(C) of the Code.

                 NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 1.1      Definitions.

                          (a)     The following terms, as used herein, have the
following meanings:

                          "Affiliate" means, with respect to any Person, any
other Person directly or indirectly controlling, controlled by, or under common control with such Person.

                          "Balance Sheet Date" means May 31, 1993.

                          "Balance Sheet" means the consolidated balance sheets
of Spacelink and its consolidated Subsidiaries as of the Balance Sheet Date and included in the SEC Documents.

                          "BCI" means Bell Canada International, Inc., a
corporation organized under the laws of Canada.

                          "Board of Directors" means the board of directors of
Spacelink.

                          "Cable Partnership" means, at any time, any
partnership that owns or operates a System in which any Spacelink Group Entity is a general or managing partner and any joint venture of any such partnership.

                          "Capital Stock" means, at any time, Class A Common
Stock, Class B Common Stock and any other authorized capital stock of Spacelink.

                          "Closing Date" means the date of the Closing.

                          "Code" means the Internal Revenue Code of 1986, as
amended, and the rules and regulations promulgated thereunder.

                          "Convertible Debentures" means the 7.5% Convertible
Debentures due June 1, 2007 of Intercable.

                          "Control Option" means BCI's option to purchase the
Optioned Shares (as defined in the Option Agreements referred to in the Stock Purchase Agreement) pursuant to the Option Agreements.

                          "Current Intercable SEC Filings" means (i) the annual
report on Form 10-K of Intercable for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of Intercable for the fiscal quarter ended November 30, 1993, and (iii) the proxy statement dated November 19, 1993, of the Company prepared in connection with the Notice of Annual Meeting of Shareholders of Intercable held on December 21, 1993.

                          "Current SEC Filings" means (i) the annual report on
Form 10-K of Spacelink for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of Spacelink for the fiscal quarter ended February 28, 1994, (iii) the proxy statement dated November 19, 1993 of Spacelink prepared in connection with the Notice of Annual Meeting of Shareholders of Spacelink held on December 21, 1993, and (iv) the annual reports on Form 10-K of each Cable Partnership for the fiscal year ended December 31, 1993.

                          "Dissenting Shareholders" means those shareholders of
Spacelink who have voted against the Transactions contemplated by this Agreement and perfected their dissenter's rights in accordance with law.




                                     -2-
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                          "Employee Options" means any options to purchase
capital stock granted to employees, officers or directors of Intercable or Spacelink, as applicable, or any of their respective subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by its board of directors.

                          "Environmental Laws" means any and all federal,
state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

                          "ERISA Affiliate" of any entity means any other
entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

                          "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

                          "FCC" means the Federal Communications Commission or
its successor.

                          "FCC License" means any license, authorization,
certification or permit issued by the FCC and any applications to any of the foregoing, including, without limitation, licenses issued in connection with the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

                          "Franchise Agreement" means any franchise, agreement,
permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance, if any, and cable television registration statements or similar documents which are required to be issued by or filed with the FCC or other Governmental Authority organized within the United States of America.

                          "Governmental Authority" means any local, county,
state, commonwealth, federal or foreign judicial, executive or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitations, any franchising authority.





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                          "Hazardous Substances" means any toxic, radioactive,
caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including without limitation, any substance regulated under Environmental Laws.

                          "Intellectual Property Right" means any trademark,
service mark, trade name, invention, patent, trade secret, license, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

                          "Intercable Balance Sheet" means the consolidated
balance sheet of Intercable and its consolidated Subsidiaries as of the Balance Sheet Date and included in the Intercable SEC Documents.

                          "Intercable Board of Directors" means the board of
directors of Intercable.

                          "Intercable Class A Common Stock" means the Class A
Common Stock, par value $.01 per share, of Intercable.

                          "Intercable Common Stock" means the Common Stock, par
value $.01 per share, of Intercable.

                          "Intercable Group" means Intercable and each Person
that is a Subsidiary of Intercable at such time.

                          "Intercable Group Entity" means each Person included
in the Intercable Group at such time.

                          "Intercable Loan Agreements" means the agreements
listed on Schedule 1A, attached hereto.

                          "Intercable SEC Reporting Entity" means Intercable
and each of its Subsidiaries that is, or since January 1, 1991, has been, required to file periodic reports with the SEC under the Exchange Act.

                          "JI Group" means, at any time, Glenn R. Jones, Jones
International, Ltd. and each Person that is a Subsidiary of Glenn R. Jones or Jones International, Ltd. at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time.

                          "JI Group Entity" means each Person included in the
JI Jones Group at such time.

                          "Jones Intercable Transaction" means the transaction
contemplated by the Stock Purchase Agreement.

                          "Jones International, Ltd." means Jones
International, Ltd., a Colorado corporation.

                          "Lien" means, with respect to any property or asset,
any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than liens for taxes not yet delinquent. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                          "Loan Agreements" means the agreements listed on
Schedule 1B attached hereto.

                          "Material Adverse Effect" means a material adverse
effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Intercable and its Subsidiaries or Spacelink and its Subsidiaries, as applicable, in each case taken as a whole.

                          "Minority Shareholders" means any shareholder of
Spacelink other than a JI Group Entity.

                          "Multiemployer Plan" means each Employee Plan or
Intercable Employee Plan, as the case may be, that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                          "officer" has the meaning subscribed to it in Rule
16a-1 under the Exchange Act.

                          "Owned System" means any System that is owned or
operated by a Spacelink Group Entity that is not a Partnership System.

                          "Partnership System" means any System that is owned
and operated by a Cable Partnership.

                          "PBGC" means the Pension Benefit Guaranty Corporation.

                          "Permitted Liens" means the Liens identified on
Schedule 1C attached hereto.

                          "Person" means an individual, corporation,
partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                          "SEC" means the Securities and Exchange Commission or
its successor.

                          "SEC Transaction Document" means any document
required to be filed by Spacelink with the SEC in connection with the consummation of the transaction contemplated hereby.

                          "Securities Act" means the Securities Act of 1993, as
amended, and the rules and regulations promulgated thereunder.

                          "SMATV" means a satellite master antenna television
system.

                          "Spacelink Group" means Spacelink and each Person
that is a Subsidiary of Spacelink at such time.

                          "Spacelink Group Entity" means each Person included
in the Spacelink Group at such time.

                          "Spacelink SEC Reporting Entity" means Spacelink and
each of its Subsidiaries that is, or since January 1, 1991, has been, required to file periodic reports with the SEC under the Exchange Act.

                          "Stock Purchase Agreement" means the agreement, dated
May 31, 1994, between Intercable and BCI pursuant to which BCI has agreed to purchase shares of Intercable Class A Common Stock.

                          "Subscriber" means at any time, the number of single
customer accounts receiving basic cable television services from a Spacelink Group Entity and billed at the basic monthly price in the applicable System (subject to applicable published discounts) during the full calendar month ending immediately prior to such time.

                          "Subsidiary" means, as to any Person, (i) any entity
of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. With respect to Subsidiaries of Spacelink, Subsidiaries shall not include an Intercable Group Entity or Jones Earth Segment, Inc. Neither Jones International, Ltd., nor Glenn R. Jones are a subsidiary of any Spacelink Group Entity or Intercable Group Entity.

                          "Subsidiary Securities" means any shares of capital
stock of a Subsidiary of Spacelink, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into shares of such capital stock.

                          "System" or "Systems" means a cable television or
SMATV system owned or operated by any Spacelink Group Entity or any Intercable Group Entity, as the case may be, and serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility or by two or more related head end facilities.

                          "Tax" or "Taxes" means with respect to any Person (a)
any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person, (b) any liability of any Person for the payment of any amount of the type described in clause (a) as a result of being a member of an affiliated or combined group or being a party to any arrangement or agreement whereby liability of any such Person was determined or taken into account by reference to the liability of any other Person for any period and
(c) any liability of any such Person for the payment of any amounts of the type described in Clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

                          "Tax Ruling" means a private letter ruling issued by
the Internal Revenue Service to Intercable, Spacelink, Jones International, Ltd., and Glenn R. Jones holding, inter alia, that the acquisition of substantially all of the Assets (other than Excluded Assets) by Intercable pursuant to this Agreement will be recognized as a tax-free reorganization under Section 368(a)(1)(C) of the Code and that no gain or loss will be recognized by Spacelink under Section 361 upon the transfer of the Assets to Intercable or distribution of the Shares and the 2,859,240 shares of Common Stock of Intercable in liquidation to its shareholders.

                          "Title IV Plan" means an Employee Plan, other than
any Multiemployer Plan, subject to Title IV of ERISA.

                          (b) Each of the following terms is defined in the
Section set forth opposite such term:

                 Term                                                                         Section
                 ----                                                                         -------
                 Acquisition Proposal                                                         5.8.(b)
                 Assets                                                                       2.1
                 Benefit Arrangement                                                          3.22.(i)
                 Class A Common Stock                                                         3.5.(a)(i)
                 Class B Common Stock                                                         3.5.(a)(i)
                 Closing                                                                      2.5.(a)
                 Employee Plan                                                                3.22.(i)
                 Environmental Liabilities                                                    3.17.(d)
                 Excluded Assets                                                              2.2
                 Intercable Benefit Arrangement                                               4.22.(i)
                 Intercable Employee Plan                                                     4.22.(i)
                 Intercable Outstanding Securities                                            4.5.(b)
                 Intercable Proposal                                                          5.1.(a)
                 Intercable Returns                                                           4.19
                 Intercable SEC Documents                                                     4.7.(b)
                 Reserve                                                                      2.2.(c)

                 Restricted Persons                                                           5.8.(c)
                 SEC Documents                                                                3.7.(b)
                 Shares                                                                       2.4
                 Spacelink Outstanding Securities                                             3.5.(b)
                 Spacelink Proposals                                                          5.1.(b)
                 Spacelink Returns                                                            3.19
                 Spacelink Subsidiary Securities                                              3.6.(c)
                 Statement                                                                    3.25.(a)
                 Transaction Agreement                                                        5.1.(b)(ii)


                                   ARTICLE 2

                               PURCHASE AND SALE

                 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Spacelink agrees to transfer and deliver to Intercable, and Intercable agrees to acquire and accept from Spacelink, subject only to Permitted Liens, all of the assets and properties of Spacelink, whether real, personal, tangible or intangible, as of the date hereof (specifically excepting the Excluded Assets described in Section 2.2 hereof), including all additions thereto on and after the date hereof and through and including the Closing Date, but less all dispositions thereof or other changes thereto from and after the date hereof and through and including the Closing Date not prohibited by Section 5.2 hereof, such assets and properties being referred to herein as the "Assets," and including without limitation the following:

                          (a)     Spacelink's right, title and interest in and
to all parcels of real property owned in fee by Spacelink or in which Spacelink has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights of way and similar authorizations;

                          (b)     Spacelink's right, title and interest in and
to all of the tangible personal property owned or leased by Spacelink;

                          (c)     Spacelink's right, title and interest in and
to all contracts, options, leases (whether of realty or personalty), purchase orders, commitments, Franchise Agreements, programming agreements, subscription agreements for cable television and SMATV services, access agreements and other agreements, whether oral or written (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the "Contracts")
                          (d)     Spacelink's right, title and interest in any
and all joint venture and limited or general partnership agreements and any shares of capital stock in any entity;

                          (e)     Spacelink's right, title and interest in and
to all subscriber, customer and advertiser lists;

                          (f)     Spacelink's right, title and interest in and
to all Intellectual Property Rights which are used or held for use in connection with the conduct of its business;

                          (g)     All subscriber, customer and trade accounts
receivable due to Spacelink;

                          (h)     All deposits under utility, pole rental and
similar agreements to which Spacelink is or may become entitled; and

                          (i)     Spacelink's records, files and data,
including maps, plans, diagrams, blueprints and schematics, if any.

                 2.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, the following properties and assets (the "Excluded Assets") shall be retained by Spacelink and shall not be contributed, assigned, conveyed, transferred or delivered to Intercable:

                          (a)     2,859,240 shares of Intercable Common Stock
held by Spacelink on the Closing Date;

                          (b)     All shares of capital stock in Jones Earth
Segment, Inc., a Colorado corporation; and

                          (c)     A cash reserve sufficient to satisfy the
obligations of Spacelink to Dissenting Shareholders, and to pay any expenses that may be incurred in connection with the determination and payment of such obligations (the "Reserve").

                 2.3 Assumption of Obligations and Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at Closing Intercable shall assume and agree to pay, discharge and perform when due all known, unknown and contingent liabilities of Spacelink (other than to Dissenting Shareholders) including but not limited to:

                          (a)     All the obligations and liabilities of
Spacelink under the Contracts, including the Franchise Agreements, whether such obligations and liabilities arise with respect to the period prior to, at or after the Closing Date;

                          (b)     All of Spacelink's obligations for the
provision of cable television or other services to its subscribers;

                          (c)     All obligations and liabilities arising out
of or related to the ownership and operation of the Assets; and

                          (d)     All state and local sales or use taxes (or
their equivalent) and transfer taxes or recording fees payable as a consequence of the sale or purchase of the Assets hereunder.

                 2.4 Purchase Price. The consideration payable to Spacelink for the Assets shall be 4,100,000 shares of Intercable Class A Common Stock (the "Shares"). The Shares shall be registered under the Securities Act in connection with the liquidation and distribution contemplated by Section 5.11(c). Notwithstanding the foregoing, the number of Shares payable to Spacelink shall be increased or decreased by such number of Shares as is necessary to permit the rounding of fractional shares pursuant to Section 5.11(d).

                 2.5      Closing.

                          (a)     The closing (the "Closing") of the exchange,
transfer and delivery of the Shares for the Assets hereunder shall take place at the offices of Intercable, 9697 East Mineral Avenue, Englewood, Colorado 80112, as soon as possible, but in no event later than 10 business days after satisfaction of the conditions set forth in Article 6, or at such other time or place as the Intercable and Spacelink may agree.

                          (b)     At the Closing, Spacelink shall deliver to
Intercable:

                                    (i)    the General Assignment, Bill of Sale
                 and Assumption Agreement substantially in the form of Exhibit A attached hereto, which agreement shall also assign, transfer and deliver to Intercable all of Spacelink's right, title and interest in and to the Assets;

                                   (ii)    the certificate referred to in
                 Section 6.3(c);

                                  (iii)    such deeds, assignments, consents,
                 instruments and agreements as are required herein or as Intercable may reasonably require to effect the transactions contemplated hereby; and

                                   (iv)    such other instruments and
                 agreements as are required herein or as Intercable may reasonably request to effect the transactions contemplated hereby.

                          (c)     At the Closing, Intercable shall deliver to
Spacelink:

                                    (i)    the Shares;

                                   (ii)    the General Assignment, Bill of Sale
                 and Assumption Agreement referred to in Section 2.5(b)(i); and

                                  (iii)    the certificate referred to in
                 Section 6.2(c).

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SPACELINK

                 Spacelink represents and warrants to Intercable:

                 3.1 Corporate Existence and Power. Spacelink is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Spacelink is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Spacelink has heretofore delivered to Intercable true and complete copies of its articles of incorporation and bylaws as currently in effect.

                 3.2 Corporate Authorization; Minute Books. (a) The execution, delivery and, subject to approval of the Spacelink Proposals by the shareholders of Spacelink, performance by Spacelink of this Agreement are within Spacelink's corporate powers and have been duly authorized by all necessary corporate action on the part of Spacelink. This Agreement constitutes a valid and binding agreement of Spacelink.

                          (b)     Spacelink has made available to Intercable
true and correct copies of all minutes of meetings and actions by consent of
(i) the boards of directors of the Spacelink Group Entities and any committees thereof and (ii) shareholders or partners of the Spacelink Group Entities. All actions taken by Spacelink requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action and are evidenced in such minutes and consents.

                          (c)     The Board of Directors, taking into account
the unanimous recommendation of a special committee of the Board of Directors as to the Minority Shareholders, has unanimously (i) determined that the transaction contemplated hereby is fair to, and in the best interest of, Spacelink's shareholders and (ii) resolved to recommend the Spacelink Proposals to the shareholders of Spacelink. Spacelink further represents that Goldman Sachs & Co. has delivered to the Board of Directors its written opinion that the number of shares to be received by the Minority Shareholders of Spacelink pursuant to the transactions contemplated hereby is fair to Spacelink's Minority Shareholders. Spacelink has been advised that all of its directors who are shareholders of Spacelink intend to vote in favor of the Spacelink Proposals.

                 3.3 Governmental Authorization. Assuming the accuracy of Intercable's representations and warranties contained in Section 4.3 hereof, the execution, delivery and performance by Spacelink of this Agreement and the consummation of the transaction contemplated hereby, require no action of any Spacelink Group Entity by or in respect of, or filing by any Spacelink Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than (i) the actions and filings listed on Schedule 3.3 and (ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.4 Non-Contravention. The execution, delivery and performance by Spacelink of this Agreement and the consummation of the transaction contemplated hereby do not:

                                    (i)    violate (x) the articles of
                 incorporation or by-laws of Spacelink or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Spacelink Group Entity,

                                   (ii)    assuming compliance with the matters
                 referred to in Section 3.3, the approval by the shareholders of Spacelink of the Spacelink Proposals and the accuracy of Intercable's representations and warranties contained in
                 Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on any Spacelink Group Entity,

                                  (iii)    except as set forth in Schedule 3.4
                 and assuming compliance with the matters referred to in
                 Section 3.3, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Spacelink Group Entity under, or cause a loss of any benefit to which such Spacelink Group Entity is entitled under, any agreement or other instrument binding upon any Spacelink Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Spacelink Group Entity, or

                                   (iv)    result in the creation or imposition
                 of any Lien on any asset of any Spacelink Group Entity

except, in the case of clauses (ii), (iii), and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.5      Capitalization.  (a) At the date hereof:

                                    (i)    Spacelink's authorized capital stock
                 consists of (A) 220,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of which 77,632,700 shares are issued and outstanding (of which 65,976,148 shares are held by the JI Group) and (B) 415,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), all of which are issued and outstanding (all of which are held by Jones International, Ltd.); and

                                   (ii)    there are outstanding options to
                 purchase an aggregate of 2,116,947 shares of Class A Common Stock of Spacelink and Spacelink holds no shares of Class A Common Stock or Class B Common Stock in its treasury.

                          (b)     Except as set forth in paragraph (a) of this
Section 3.5, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of Spacelink, (ii) securities of Spacelink convertible into or exchangeable for shares of capital stock or voting securities of Spacelink, or (iii) except as contemplated by this Agreement, options or other rights to acquire from Spacelink, or other obligation of Spacelink to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Spacelink (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Spacelink Outstanding Securities"). There are no outstanding obligations of any Spacelink Group Entity to repurchase, redeem or otherwise acquire any Outstanding Securities.

                          (c)     All outstanding shares of capital stock of
Spacelink have been, and at or prior to the Closing will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by Spacelink in compliance with applicable federal and state securities laws.

                          (d)     To the knowledge of Spacelink, as of the date
hereof there are no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock of Spacelink other than those so created by the articles of incorporation and by-laws of Spacelink and as contemplated hereby.

                 3.6 Subsidiaries. (a) All Subsidiaries of Spacelink and their respective jurisdictions of incorporation or organization (as applicable) are identified on Schedule 3.6. Schedule 3.6 also lists any investments in excess of $5,000,000 as of the date hereof of any Spacelink Group Entity at the date hereof in Persons that are not Subsidiaries of Spacelink. Each Subsidiary of Spacelink is either a corporation, general partnership or a limited partnership.

                          (b)     Each Subsidiary of Spacelink identified as a
corporation on Schedule 3.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of Spacelink identified as a partnership on Schedule 3.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each such Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of Spacelink is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                          (c)     Except as disclosed in Schedule 3.6 or
pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Spacelink is owned by Spacelink, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships) other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any such Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Spacelink Group Entity or
(ii) options or other rights to acquire from any such Subsidiary, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Spacelink Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Spacelink Subsidiary Securities").
There are no outstanding obligations of any Spacelink Group Entity to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                 3.7 SEC Documents. (a) Spacelink has delivered to Intercable all reports, statements, schedules and registration statements filed with the SEC by each Spacelink SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each Spacelink SEC Reporting Entity for the fiscal years ended after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each Spacelink SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders or partners of each Spacelink SEC Reporting Entity held since May 31, 1991.

                          (b)     Since May 31, 1991, each Spacelink SEC
Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement, when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

                          (c)     Each such registration statement, as amended
or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 3.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of Spacelink included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Spacelink and its respective consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

                          (b)     The audited and unaudited interim financial
statements of each Spacelink SEC Reporting Entity other than Spacelink included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

                 3.9 No Undisclosed Material Liabilities. There are no liabilities of any Spacelink Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                          (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

                          (b) liabilities disclosed in the Current SEC Filings or in Schedule 3.13; and

                          (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Spacelink Group, taken as a whole.

                 3.10     Absence of Certain Changes.  Except as disclosed in
Schedule 3.10 or the SEC Documents filed with the SEC prior to the date hereof, since the Balance Sheet Date the business of the Spacelink Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

                                    (i)    any event, occurrence, development
                 or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                                   (ii)    any declaration, setting aside or
                 payment of any dividend or other distribution with respect to any shares of capital stock of Spacelink, or any repurchase, redemption or other acquisition by any Spacelink Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interest in, Spacelink;

                                  (iii)    any amendment of any term of any
                 outstanding equity security of Spacelink, or any debt security material to the Spacelink Group

                 Entities, taken as a whole, but excluding debt issued pursuant to the Loan Agreements and capitalized leases;

                                   (iv)    prior to the date hereof any
                 incurrence, assumption or guarantee by Spacelink (or any Subsidiary of Spacelink that is not a Cable Partnership) of any indebtedness for borrowed money exceeding $5,000,000 in the aggregate for all Spacelink Group Entities (other than Cable Partnerships);

                                    (v)    prior to the date hereof, any
                 incurrence, assumption or guarantee by any Cable Partnership of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $25,000,000 in the aggregate for all Cable Partnerships;

                                   (vi)    prior to the date hereof, any making
                 by any Spacelink Group Entity of any loan, advance or capital contribution to or other investment in any Person other than
                 (A) loans, advances or capital contributions to or investments in Intercable Group Entities and in other Spacelink Group Entities or (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $2,500,000;

                                  (vii)    any damage, destruction or other
                 casualty loss not covered by insurance affecting the business or assets of any Spacelink Group Entity which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

                                 (viii) any material change in any method of accounting or accounting practice by any Spacelink Group Entity, except as required by generally accepted accounting principles.

                 3.11 Properties. Except as described in Schedule 3.11, each Spacelink Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business in all material respects as currently conducted.

                 3.12 Franchises. (a) Schedule 3.12 lists all Systems of the Spacelink Group Entities as of the date hereof and specifies for each such System (i) the name of the Spacelink Group entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System, true and complete copies of which have been previously delivered to Intercable, (iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994 and (v) the approximate number of homes passed by such System on February 28, 1994.

                          (b)     The Spacelink Group Entities have all
material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by a Spacelink Group Entity were lawfully transferred or granted to such Spacelink Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise

Agreements (other than FCC Licenses) authorize the Spacelink Group Entity indicated on Schedule 3.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on Schedule 3.12. Except as described in Schedule 3.12 or otherwise disclosed in writing to Intercable, the Spacelink Group Entities are in compliance in all material respects with all material terms and conditions of all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (c)     Schedule 3.12 lists each Franchise Agreement
for which a Spacelink Group Entity has received notice from, or has been advised by, the relevant Governmental Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

                          (d)     Schedule 3.12 contains a complete list and
brief description of all FCC Licenses granted to each Spacelink Group Entity and in effect as of the date hereof, and all applications by a Spacelink Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Spacelink Group and are not held for resale or to provide services to third parties and
(ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

                 3.13     Litigation.  (a) Except as listed and described in
Schedule 3.13 there are no claims, actions, suits, proceedings or, to the knowledge of Spacelink, investigations pending by or against any Spacelink Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Spacelink Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Spacelink, no such claim, action, suit, proceeding or investigation is threatened.

                          (b)     Except as described in Schedule 3.13, as of
the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Spacelink, investigation pending (or to the knowledge of Spacelink threatened) against, or affecting, any Spacelink Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of this Agreement or the Jones Intercable Transaction.

                 3.14     Material Contracts.  (a) Except as disclosed in
Schedule 3.14 or in any SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein), as of the date hereof none of the Spacelink Group Entities is a party to or bound by:

                                    (i)    any partnership, joint venture or
                 other similar agreement or arrangement material to the Spacelink Group Entities, taken as a whole;

                                   (ii)    any agreement relating to the
                 acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

                                  (iii)    any agreement relating to
                 indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Loan Agreements and any other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

                                   (iv)    any agreement that limits the
                 freedom of any Spacelink Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Spacelink Group Entity after the Closing Date other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar business for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) provisions in Franchise Agreements that restrict Spacelink Group Entities from providing services to customers in the franchise area; or

                                    (v)    any other agreement, commitment,
                 arrangement or plan not made in the ordinary course of business that is material to the Spacelink Group, taken as a whole and that has not been disclosed in a Schedule to this Agreement.

                          (b)     Each agreement, commitment, arrangement or
plan required to be disclosed in Schedule 3.12 or 3.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Spacelink Group Entity and, to the knowledge of Spacelink, the other parties thereto and (ii) is in full force and effect. Except as described in Schedule 3.14, neither the relevant Spacelink Group Entity nor, to the knowledge of Spacelink, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.15 Insurance Coverage. Spacelink has furnished to Intercable a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Spacelink Group Entities. There is no material claim by any Spacelink Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Spacelink Group Entities have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Spacelink Group Entities.

                 3.16     Compliance with Laws and Court Orders; No Defaults.
(a) None of the Spacelink Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (b)     Except as disclosed pursuant to Section 3.12,
none of the Spacelink Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Spacelink Group Entity or any license, franchise, permit or similar authorization held by any Spacelink Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 3.17     Environmental Matters.  (a) Except as disclosed on
Schedule 3.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (b)     Except as disclosed in Schedule 3.17, there
has been no Phase I or Phase II environmental site audit or assessment conducted of which Spacelink has knowledge in relation to the current or prior business of any Spacelink Group Entity or any property or facility now or previously owned or leased by any Spacelink Group Entity which has not been delivered to Intercable at least five days prior to the date hereof.

                          (c)     None of the Spacelink Group Entities owns or
leases or has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

                          (d)     For purposes of this Section 3.17,
"Environmental Liabilities" means any and all liabilities of or relating to any Spacelink Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                 3.18 Intellectual Property. Each Spacelink Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in Schedule 3.18, Spacelink has no knowledge of any infringement by any Spacelink Group Entity of, or conflict by any Spacelink Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

                 3.19     Taxes.  Except as set forth in the Balance Sheet,
Schedule 3.19 hereto, or as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect (a) the Spacelink Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes with respect to any income, properties or operations of any and all of the Spacelink Group Entities prior to the Closing Date (collectively, the "Spacelink Returns"); (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Spacelink Group Entities and any other information required to be shown therein; (c) the Spacelink Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Spacelink Group Entities have made or will make provisions for all Taxes payable for any periods that end on or before the Closing Date for which no Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portions of any such period ending at the Closing Date; (e) the charges, accruals and reserves for taxes reflected on the books of the Spacelink Group Entities are adequate to cover the Tax liabilities that have accrued or are payable by the Spacelink Group Entities; (f) none of the Spacelink Group Entities is delinquent in the payment of any material Taxes;
(g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any of the Spacelink Group Entities (or any member of any affiliated or combined group of which any of the Spacelink Group Entities is or has been a member for which any of the Spacelink Group Entities could be liable); and (h) none of the Spacelink Group Entities is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which Spacelink is a member.

                 3.20 Transactions with Affiliates. (a) Except as disclosed on Schedule 3.20 or in the SEC Documents filed with the SEC prior to the date hereof, no Spacelink Group Entity is, or since May 31, 1991, has been, a party to a material agreement or transaction with any of its Affiliates (other than Intercable Group Entities and other Spacelink Group Entities).

                          (b)     Except as disclosed on Schedule 3.20 or
pursuant to transactions disclosed in the Current SEC Filings:

                                    (i)    no officer or director of any
                 Spacelink Group Entity (other than the Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

                                   (ii)    no officer or director of any JI
                 Group Entity is employed by, or renders or supplies services to, any Spacelink Group Entity (other than the Cable Partnerships) (A) for which the Spacelink Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Spacelink Group Entity to pay fair market value for such services.

                          (c)     Schedule 3.20 lists all property or assets
(whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Spacelink Group Entities.

                          (d)     Except as set forth in Schedule 3.20 or in
the SEC Documents filed with the SEC prior to the date hereof, to the knowledge of Spacelink, none of the officers or directors of any Spacelink Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person which is a material customer or supplier of (or has any existing contractual relationship with) any Spacelink Group Entity or owns any property used in the business of any Spacelink Group Entity.

                 3.21 Directors and Officers. Schedule 3.21 identifies all directors and officers of Spacelink at the date hereof. None of such officers has indicated to an officer of Spacelink that he or she intends to resign or retire within one year after the Closing Date as a result of the consummation of this Agreement or the Jones Intercable Transaction or the exercise of the Control Option.

                 3.22 Employee Benefit Plans. (a) Schedule 3.22(a) identifies each Employee Plan. Spacelink has furnished to Intercable copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

                          (b)     No Employee Plan is a Multiemployer Plan,
Title IV Plan or "defined benefit plan" as defined in Section 3(35) of ERISA.

                          (c)     No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by Spacelink Group Entity or any of their respective ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Spacelink Group Entity nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

                          (d)     Each Employee Plan that is intended to be
qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Spacelink has provided Intercable with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as described on Schedule 3.22(a), each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                          (e)     Schedule 3.22(e) identifies each material
Benefit Arrangement. Spacelink has furnished to Intercable copies or descriptions of each such Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (f)     The Expected Postretirement Benefit
Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of active, retired and former employees of the Spacelink Group Entities does not in the aggregate exceed $1,000,000 and, except as set forth on Schedule 3.22(f), no condition exists that would prevent the Spacelink Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

                          (g)     Except as set forth in Schedule 3.22(g),
there is no contract, agreement, plan or arrangement covering any employee or former employee of any Spacelink Group Entity that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                          (h)     Except as set forth on Schedule 3.22(h), no
current or former director, officer or employee of any Spacelink Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Spacelink Group Entities, or any enhancement of any such benefit, solely as a result of the consummation of this Agreement or the Jones Intercable Transaction. Without limiting the generality of the foregoing, the consummation of the transaction contemplated hereby will not constitute a "Change of Control" for purposes of the Jones Spacelink, Ltd. 1992 Stock Option Plan.

                          (i)     For purposes of this Section 3.22, the
following terms have the following meanings:

                          "Benefit Arrangement" means any employment, severance
or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Spacelink Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Spacelink Group Entity.

                          "Employee Plan" means any "employee benefit plan", as
defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Spacelink Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Spacelink Group Entity.

                 3.23 Finders' Fees. Except as disclosed in Schedule 3.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Spacelink Group Entity who might be entitled to any fee or commission from any Intercable Group Entity in connection with the transactions contemplated by this Agreement.

                 3.24 Representations. The representations and warranties of Spacelink contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 3.25 Disclosure Documents. (a) The information supplied or to be supplied by Spacelink specifically for use in the joint registration statement/proxy statement to be filed by Intercable and Spacelink with the SEC pursuant to Section 5.1 with respect to the meetings to be held to approve the transactions contemplated hereby (the "Statement") will not contain, at the time the Statement becomes effective, at the time the Statement, or any amendment or supplement thereto, is first mailed to shareholders of Spacelink and Intercable and at the time such shareholders vote on the matters covered thereby, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Each document required to be filed by Spacelink with the SEC in connection with this Agreement, including, without limitation, the Statement, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                          (b)     The representations and warranties contained
in subsection (a) above shall not apply to statements or omissions included in the Statement based on information furnished to Spacelink by or on behalf of Intercable specifically for use therein.

                          (c)     Each of Spacelink's financial statements
(including, in each case, any notes thereto) contained in the Statement will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and will fairly present, in all material respects, the consolidated financial position, results of operations and changes in financial position of the Spacelink Group Entities as at the dates thereof and for the periods indicated therein.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF INTERCABLE

                 Intercable hereby represents and warrants to Spacelink that:

                 4.1 Corporate Existence and Power. Intercable is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Intercable is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Intercable has heretofore delivered to Spacelink true and complete copies of its articles of incorporation and bylaws as currently in effect.

                 4.2 Corporate Authorization; Minute Books. (a) The execution, delivery and, subject to approval of the Intercable Proposals by the shareholders of Intercable, performance by Intercable of this Agreement is within its corporate powers and has been duly authorized by all necessary corporate action on the part of Intercable. This Agreement constitutes a valid and binding agreement of Intercable.

                          (b)     Intercable has made available to Spacelink
true and correct copies of all minutes of meetings and action by consent of (i) the board of directors of Intercable Group Entities, and any committees thereof and (ii) shareholders or partners of Intercable Group Entities. All actions taken by Intercable requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action, and are evidenced in such minutes and consents.

                          (c)     The Intercable Board of Directors, acting in
accordance with the unanimous recommendation of a special committee of the board of directors, has unanimously (i) determined that the transaction contemplated hereby is fair to, and in the best interest of, Intercable and
(ii) resolved to recommend the Intercable Proposals to the shareholders of Intercable. Intercable further represents that Salomon Brothers Inc and Dillon, Reed & Co. Inc. have delivered to the Board of Directors their written opinion that the number of shares to be issued by Intercable to Spacelink pursuant to the transaction contemplated hereby is fair to Intercable from a financial point of view. Intercable has been advised that all of its directors who are shareholders of Intercable intend to vote in favor of the Intercable Proposals.

                 4.3 Governmental Authorization. Assuming the accuracy of Spacelink's representations and warranties contained in Section 3.3 hereof, the execution, delivery and performance by Intercable of this Agreement and the consummation of the transaction contemplated hereby require no action of any Intercable Group Entity by or in respect of, or filing by any Intercable Group Entity with, any Governmental Authority, organized within the United States of America, England or Spain other than (i) the actions and filings listed on
Schedule 4.3 and (ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.4 Non-Contravention. The execution, delivery and performance by Intercable of this Agreement and the consummation of the transaction contemplated hereby do not:

                                    (i)    violate (x) the articles of
                 incorporation or by-laws of Intercable, or (y) the articles of incorporation or by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity,

                                   (ii)    assuming compliance with the matters
                 referred to in Section 4.3 and the accuracy of Spacelink's representations and warranties contained in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, binding on any Intercable Group Entity,

                                  (iii)    except as set forth in Schedule 4.4
                 and assuming compliance with the matters referred to in
                 Section 4.3 hereof, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Intercable Group Entity or cause a loss of any benefit to which such Intercable Group Entity is entitled under, any agreement or other instrument binding upon such Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Intercable Group Entity, or

                                   (iv)    result in the creation or imposition
                 of any Lien on any asset of any Intercable Group Entity.

except, in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 4.5      Capitalization.  (a) At the date hereof:

                                    (i)    Intercable's authorized capital
                 stock consists of (A) 5,550,000 shares of Intercable Common Stock, of which 5,498,539 shares are issued and 4,913,021 shares are outstanding and (B) 30,000,000 shares of Intercable Class A Common Stock, of which 16,062,502 shares are issued and 14,817,088 shares are outstanding,

                                   (ii)    there is outstanding $19,468,000
                 principal amount of 7.5% Convertible Debentures due June 1, 2007 of Intercable, which are convertible into 1,289,272 shares of Intercable Class A Common Stock,

                                  (iii)    Intercable holds (a) 585,518 shares
                 of Intercable Common Stock, and (b) 1,245,414 shares of Intercable Class A Common Stock in its treasury, and

                                   (iv)    there are outstanding stock options
                 to purchase an aggregate of 200,000 shares of Intercable Common Stock and 798,665 shares of Intercable Class A Common Stock, and Schedule 4.5 hereto lists the grantees of such options, together with the date of grant and the exercise price.

                          (b)     Except as set forth in paragraph (a) of this
Section 4.5, there are not outstanding as of the date hereof (i) shares of stock or other voting securities of Intercable, (ii) securities of Intercable convertible into or exchangeable for shares of stock or voting securities of Intercable or (iii) except as contemplated by the Jones Intercable Transaction, options or other rights to acquire from Intercable, or other obligation of Intercable to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Intercable (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Intercable Outstanding Securities"). There are no outstanding obligations of Intercable to repurchase, redeem or otherwise acquire any Intercable Outstanding Securities, except in accordance with the terms thereof.

                          (c)     All outstanding shares of stock of Intercable
have been and, at or prior to the Closing, will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by Intercable in compliance with applicable federal and state securities laws.

                          (d)     To Intercable's knowledge, there are no
voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any Intercable Common Stock or Intercable Class A Common Stock other than those created by the articles of incorporation and by-laws of Intercable and as contemplated by the Jones Intercable Transaction.

                 4.6 Subsidiaries. (a) All Subsidiaries of Intercable and their respective jurisdictions of incorporation or organization (as applicable) are identified on Schedule 4.6. Schedule 4.6 also lists any investments in excess of $5,000,000 at the date hereof of any Intercable Group Entity in Persons that are not Subsidiaries of Intercable. Each Subsidiary of Intercable is either a corporation, a general partnership or a limited partnership.

                          (b)     Each Subsidiary of Intercable identified as a
corporation on Schedule 4.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of Intercable identified as a partnership on Schedule 4.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each such Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary of Intercable is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                          (c)     Except as disclosed in Schedule 4.6 or
pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Intercable is owned by

Intercable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships), other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any Subsidiary of Intercable convertible into or exchangeable for shares of stock or other voting securities or ownership interests in any Intercable Group Entity or (ii) options or other rights to acquire from any Subsidiary of Intercable, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Intercable Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Intercable Subsidiary Securities"). There are no outstanding obligations of any Subsidiary of Intercable to repurchase, redeem or otherwise acquire any outstanding Intercable Subsidiary Securities.

                 4.7 SEC Documents. (a) Intercable has delivered to Spacelink all reports, statements, schedules and registration statements filed with the SEC by each Intercable SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each Intercable SEC Reporting Entity for the fiscal years ended after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each Intercable SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such Intercable SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders or partners of each Intercable SEC Reporting Entity held since May 31, 1991.

                          (b)     Since May 31, 1991, each Intercable SEC
Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "Intercable SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement, when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

                          (c)     Each such registration statement, as amended
or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 4.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of Intercable included in the Intercable SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Intercable and its respective consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

                          (b)     The audited and unaudited interim financial
statements of each Intercable SEC Reporting Entity other than Intercable included in the Intercable SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) the financial position of such Intercable SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

                 4.9 No Undisclosed Material Liabilities. There are no liabilities of any Intercable Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in such a liability, other than:

                          (a)     liabilities provided for in the Intercable
Balance Sheet or disclosed in the notes thereto;

                          (b)     liabilities disclosed in the Current
Intercable SEC Filings or in Schedule 4.13; and

                          (c)     other undisclosed liabilities which,
individually or in the aggregate, would not reasonably be expected to be material to the Intercable Group, taken as a whole.

                 4.10     Absence of Certain Changes.  Except as disclosed in
Schedule 4.10 or the Intercable SEC Documents filed with the SEC prior to the date hereof, since the Intercable Balance Sheet Date the business of the Intercable Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

                                    (i)    any event, occurrence, development
                 or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                                   (ii)    any declaration, setting aside or
                 payment of any dividend or other distribution with respect to any shares of capital stock of Intercable, or any repurchase, redemption or other acquisition by any Intercable Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interest in, Intercable;

                                  (iii)    any amendment of any term of any
                 outstanding equity security of Intercable, or any debt security material to the Intercable Group Entities, taken as a whole, but excluding debt issued pursuant to the Intercable Loan Agreements and capitalized leases;

                                   (iv)    prior to the date hereof, any
                 incurrence, assumption or guarantee by Intercable (or any Subsidiary of Intercable that is not a Cable Partnership of Intercable) of any indebtedness for borrowed money exceeding $10,000,000 in the aggregate for all Intercable Group Entities (other than the Cable Partnerships of Intercable);

                                    (v)    prior to the date hereof, any
                 incurrence, assumption or guarantee by any Cable Partnership of Intercable of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $50,000,000 in the aggregate for all Cable Partnerships of Intercable;

                                   (vi)    prior to the date hereof, any making
                 by any Intercable Group Entity of any loan, advance or capital contributions to or other investment in any Person other than
                 (A) loans, advances or capital contributions to or investments in other Intercable Group Entities or (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $5,000,000;

                                  (vii)    any damage, destruction or other
                 casualty loss not covered by insurance affecting the business or assets of any Intercable Group Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

                                 (viii) any material change in any method of accounting or accounting practice by any Intercable Group Entity except as required by generally accepted accounting principles.

                 4.11 Properties. Except as described in Schedule 4.11, each Intercable Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business as currently conducted.

                 4.12 Franchises. (a) Schedule 4.12 lists all Systems of the Intercable Group Entities as of the date hereof and specifies for each such System (i) the name of the Intercable Group Entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System, (iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994, and (v) the approximate number of homes passed by such System on February 28, 1994.

                          (b)     The Intercable Group Entities have all
material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by an Intercable Group Entity were lawfully transferred or granted to such Intercable Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise Agreements (other than the FCC Licenses) authorize the Intercable Group Entity indicated on Schedule 4.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on Schedule 4.12. Except as described in Schedule 4.12 or otherwise disclosed in writing to Spacelink, the Intercable Group Entities are in compliance in all material respects with all material terms and conditions of all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (c)     Schedule 4.12 lists each Franchise Agreement
for which an Intercable Group Entity has received notice from, or has been advised by, the relevant Governmental Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

                          (d)     Schedule 4.12 contains a complete list and
brief description of all FCC Licenses granted to each Intercable Group Entity and in effect as of the date hereof, and all applications by an Intercable Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Intercable Group and are not held for resale or to provide services to third parties and
(ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

                 4.13     Litigation.  (a) Except as listed and described in
Schedule 4.13 or the Current Intercable SEC Filings, there are no claims, actions, suits, proceedings or, to the knowledge of Intercable, investigations pending by or against any Intercable Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Intercable Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Intercable, no such claim, action, suit, proceeding or investigation is threatened.

                          (b)     Except as described in Schedule 4.13, as of
the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Intercable, investigation pending (or, to the knowledge of Intercable, threatened) against, or affecting, any Intercable Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of this Agreement, or the Jones Intercable Transaction.

                 4.14 Material Contracts. (a) Except as contemplated by the Jones Intercable Transaction or as disclosed in Schedule 4.14 or in any Intercable SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein), as of the date hereof none of the Intercable Group Entities is a party to or bound by:

                                    (i)    any partnership, joint venture or
                 other similar agreement or arrangement material to the Intercable Group Entities, taken as a whole;

                                   (ii)    any agreement relating to the
                 acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

                                  (iii)    any agreement relating to
                 indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Intercable Loan Agreements and any other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

                                   (iv)    any agreement that limits the
                 freedom of any Intercable Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Intercable Group Entity after the Closing Date other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar business for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) the provisions of Franchise Agreements that restrict Intercable Group Entities from providing certain services to customers in the franchise area; or

                                    (v)    any other agreement, commitment,
                 arrangement or plan not made in the ordinary course of business that is material to the Intercable Group, taken as a whole and that has not been disclosed in a Schedules to this Agreement.

                          (b)     Each agreement, commitment, arrangement or
plan required to be disclosed in Schedule 4.12 or 4.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Intercable Group Entity and, to the knowledge of Intercable, the other parties thereto and (ii) is in full force and effect. Except as disclosed in Schedule 4.14, neither the relevant Intercable Group Entity nor, to the knowledge of Intercable, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed on Schedule 4.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 4.15 Insurance Coverage. Intercable has furnished to Spacelink a list of all of its insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers and directors of the Intercable Group Entities. There is no material claim by any Intercable Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Intercable Group Entities have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Intercable Group Entities.

                 4.16     Compliance with Laws and Court Orders; No Defaults.
(a) None of the Intercable Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (b)     Except as disclosed pursuant to Section 4.12,
none of the Intercable Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Intercable Group Entity or any license, franchise, permit or similar authorization held by any Intercable Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 4.17     Environmental Matters.  (a) Except as disclosed on
Schedule 4.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

                          (b)     Except as disclosed on Schedule 4.17, there
has been no Phase I or Phase II environmental site audit or assessment conducted of which Intercable has knowledge in relation to the current or prior business of any Intercable Group Entity or any property or facility now or previously owned or leased by any Intercable Group Entity which has not been delivered to Spacelink at least five days prior to the date hereof;

                          (c)     Except as disclosed in Schedule 4.17, none of
the Intercable Group Entities owns or leases or and has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

                          (d)     For purposes of this Section 4.17,
"Environmental Liabilities" means any and all liabilities of or relating to any Intercable Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                 4.18 Intellectual Property. Each Intercable Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in Schedule 4.18, Intercable has no knowledge of any infringement by any Intercable Group Entity of, or conflict by any Intercable Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

                 4.19 Taxes. Except as set forth in the Intercable Balance Sheet, Schedule 4.19, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Intercable Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes with respect to any income, properties or operations of Intercable or any of its Subsidiaries prior to the Closing Date (collectively, the "Intercable Returns"), (b) as of the time of filing, the Intercable Returns correctly reflected (and, as to any Intercable Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Intercable Group Entities and any other information required to be shown therein, (c) the Intercable Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Intercable Returns that have been filed, (d) the Intercable Group Entities have made or will make provision for all Taxes payable for any periods that end on or before the Closing Date for which no Intercable Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date, (e) the charges, accruals and reserve for taxes reflected on the books of the Intercable Group Entities are adequate to cover Tax liabilities that have accrued or are payable by the Intercable Group Entities, (f) no Intercable Group Entity is delinquent in the payment of any material Taxes, (g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any Intercable Group Entity (or any member of any affiliated or combined group of which any of the Intercable Group Entities is or has been a member for which any of the Intercable Group Entities could be liable), and (h) no Intercable Group Entity is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which Intercable is a member.

                 4.20 Transactions with Affiliates. (a) Except as disclosed on Schedule 4.20 or in the Intercable SEC Documents filed with the SEC prior to the date hereof, no Intercable Group Entity is, or since May 31, 1991 has been, a party to a material agreement or transaction with any of their Affiliates (other than Spacelink Group Entities and other Intercable Group Entities).

                          (b)     Except as disclosed on Schedule 4.20 or
pursuant to transactions disclosed in the Current Intercable SEC Filings:

                                    (i)    no officer or director of any
                 Intercable Group Entity (other than Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

                                   (ii)    no officer or director of any JI
                 Group Entity is employed by, or renders or supplies services to, any Intercable Group Entity (A) for which the Intercable Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Intercable Group Entity to pay fair market value for such services.

                          (c)     Schedule 4.20 lists all property or assets
(whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Intercable Group Entities.

                          (d)     Except as set forth in Schedule 4.20 or in
the SEC Documents filed with the SEC prior to the date hereof to the knowledge of Intercable, none of the officers or directors of any Intercable Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person which is a material customer or supplier of (or has any existing contractual relationship with) any Intercable Group Entity or owns any property used in the business of any Intercable Group Entity.

                 4.21 Employees. Schedule 4.21 identifies all directors and officers of Intercable at the date hereof. None of such directors or officers has indicated to an officer of Intercable that he or she intends to resign or retire within one year after the Closing Date as a result of the consummation of this Agreement or the Jones Intercable Transaction.

                 4.22 Employee Benefit Plans. (a) Schedule 4.22 identifies each Intercable Employee Plan. Intercable has furnished to Spacelink copies of the Intercable Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

                          (b)     No Intercable Employee Plan is a
Multiemployer Plan, Title IV Plan or "defined benefit plan" as defined in
Section 3(35) of ERISA.

                          (c)     No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Intercable Employee Plan or any other employee benefit plan or arrangement maintained by Intercable or any of its ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Intercable and its ERISA Affiliates have not incurred, or reasonably expect to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

                          (d)     Each Intercable Employee Plan that is
intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date and each trust created under any such Intercable Employee Plan is exempt from tax under
Section 501(a) of the Code and has been so exempt during the period from creation to date. Intercable has provided Spacelink with the most recent determination letter of the Internal Revenue Service relating to each such Intercable Employee Plan. Except as described in Schedule 4.22(a), each Intercable Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                          (e)     Schedule 4.22(e) identifies each material
Intercable Benefit Arrangement. Intercable has furnished to Spacelink copies or descriptions of each such Intercable Benefit Arrangement. Each such Intercable Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (f)     The Expected Postretirement Benefit
Obligation in respect of active, retired and former employees of the Intercable Group Entities does not in the aggregate exceed $1,000,000 and except as set forth in Schedule 4.22(f), no condition exists that would prevent the Intercable Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

                          (g)     Except as set forth in Schedule 4.22(g),
there is no contract, agreement, plan or arrangement covering any employee or former employee of any Intercable Group Entity that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                          (h)     Except as set forth on Schedule 4.20(h), and
except for bonuses not to exceed $1,000,000 in the aggregate, no current or former director, officer or employee of any Intercable Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Intercable Group Entities, or any enhancement of any such Benefit, solely as a result of the consummation of this Agreement or the Jones Intercable Transaction. Without limiting the generality of the foregoing, neither the consummation of the transaction contemplated hereby or by the Jones Intercable Transaction, will constitute a "Change of Control" for purposes of the Jones Intercable, Inc. 1992 Stock Option Plan or otherwise result in the acceleration of vesting of stock options under any stock option plan of Intercable.

                          (i)     For purposes of this Section 4.22, the
following terms have the following meanings:

                          "Intercable Benefit Arrangement" means any
employment, severance or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Intercable Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Intercable Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

                          "Intercable Employee Plan" means any "employee
benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Intercable Group Entities or their respective Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

                 4.23 Finders' Fees. Except as disclosed in Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Intercable Group Entity who might be entitled to any fee or commission from any Spacelink Group Entity in connection with the transactions contemplated by this Agreement.

                 4.24 Representations. The representations and warranties of Intercable contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 4.25 Disclosure Documents. (a) The information supplied or to be supplied by Intercable specifically for use in the Statement shall not contain, at the time the Statement becomes effective, and at the time the Statement is first mailed to the shareholders of Intercable and Spacelink and at the time such shareholders vote on the approval of the matters covered thereby, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Each document required to be filed by Intercable and Spacelink with the SEC in connection with this Agreement, including, without limitation, the Statement, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                          (b)     The representations and warranties contained
in subsection (a) above shall not apply to statements or omissions included in the Statement based upon information furnished to Intercable by or on behalf of Spacelink specifically for use therein.

                          (c)     Each of the Intercable's financial statements
(including, in each case, any notes thereto) contained in the Statement will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and will fairly present, in all material respects, the consolidated financial position, results of operations and changes in financial position of Intercable and its Subsidiaries as at the dates thereof and for the periods indicated therein.

                                   ARTICLE 5

                                   COVENANTS

                 5.1 Shareholder Meetings; Proxy Materials. (a) Intercable shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on a proposal (the "Intercable Proposal") to approve the acquisition by Intercable of substantially all of the Assets (other than the Excluded Assets) in exchange for the Shares and the assumption by Intercable of all of the liabilities of Spacelink (other than liabilities to Dissenting Shareholders) as contemplated by this Agreement. The Intercable Board of Directors shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Intercable Proposal by Intercable's shareholders.

                          (b)     Spacelink shall cause a meeting of its
shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the following matters (the "Spacelink Proposals"):

                                    (i)    a proposal to approve (x) the sale
                 by Spacelink to Intercable of substantially all of the Assets (other than the Excluded Assets) in exchange for the Shares and the assumption by Intercable of all of the liabilities of Spacelink (other than liabilities to Dissenting Shareholders),
                 (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders (other than Dissenting Shareholders) of all of the shares of Common Stock and Class A Common Stock of Intercable then held by Spacelink, in each case as contemplated by this Agreement; and

                                   (ii)    a proposal to approve the
                 Alternative Transaction (as defined in the Transaction Agreement, dated as of May 31, 1994, among Glenn R. Jones, Jones International, Ltd., BCI, and Spacelink (the "Transaction Agreement").

The Board of Directors shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Spacelink Proposals by Spacelink's shareholders.

                          (c)     In connection with such meetings, each of
Intercable and Spacelink (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable, the Statement and all other proxy materials for such meetings, (ii) will use its reasonable efforts to obtain the necessary approvals by its shareholders of the matters submitted for approval to such shareholders and (iii) will otherwise comply with all legal requirements applicable to such meeting.

                          (d)     Neither Intercable nor Spacelink will file,
amend or supplement any SEC Transaction Document without prior consultation with the other and its counsel. Intercable and Spacelink shall each notify the other promptly of the receipt of any comments from the SEC for amendments or supplements to any SEC Transaction Document or for additional information and will supply the other with copies of all correspondence between Intercable or Spacelink, as the case may be, and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to any SEC Transaction Document.

                 5.2 Conduct of Spacelink Prior to Closing. (a) From the date hereof until the Closing Date, Spacelink shall, and will cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice and to use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

                          (b)     Without limiting the generality of paragraph
(a) above, from the date hereof until the Closing Date, Spacelink will not, and will not permit any Spacelink Group Entity (i) to acquire or dispose of any cable television system; (ii) issue or grant rights or options with respect to any shares of capital stock; (iii) declare or make provision for the payment of any dividend or other distribution with respect to any shares of capital stock or (iv) take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 inaccurate in any respect at, or as of any time prior to, the Closing Date.

                          (c)     From the date hereof until the Closing,
Spacelink will regularly advise and consult with Intercable as to the business of Spacelink and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems), (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related policy decisions. From the date hereof until the Closing, Spacelink will deliver to Intercable copies of any agreements described in Section 3.14(a) that are entered into by a Spacelink Group Entity after the date hereof.

                          (d)     As soon as available, Spacelink shall furnish
Intercable with a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows for (i) all fiscal quarters ending after November 30, 1993 but prior to the Closing Date, and (ii) when available, for the fiscal year ended May 31, 1994. All such financial statements will be (and will be accompanied by a statement by the Chief Financial Officer of Spacelink that, in the opinion of management of Spacelink, such financial statements have been) prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statement of Spacelink at, and for the period ended, May 31, 1993, will fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition, results of operations, stockholders' equity and cash flows for the applicable periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

                          (e)     As soon as available and in any event within
20 calendar days after the end of each monthly accounting period ending prior to the Closing, Spacelink shall furnish Intercable with (i) a management report with respect to operating revenues, operating expenses, capital expenditures and related information in such detail as such management report is prepared for the use of the management of Spacelink, consistent with past practice.

                          (f)     Intercable acknowledges that prior to the
date hereof certain services have been provided by the Spacelink Group Entities to the JI Group Entities, and by the JI Group Entities to the Intercable Group Entities. Intercable agrees that the services described in the Current SEC Filings may continue to be provided during the period from the date hereof to the Closing Date, on terms and conditions consistent with past practice.
Except for transactions described in the immediately preceding sentence, disclosed in Schedules attached hereto or contemplated by this Agreement, Spacelink agrees that neither it nor any Spacelink Group Entity will engage in any material transaction, or enter into any agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Intercable.

                          (g)     Spacelink acknowledges that it has reviewed
the Stock Purchase Agreement, including Section 5.4 thereof, and that Intercable has agreed to furnish to BCI information provided by Spacelink to Intercable.

                 5.3 Conduct of Intercable Prior to Closing. (a) From the date hereof until the Closing Date, Intercable shall, and will cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

                          (b)     Intercable will not, and will not permit any
Intercable Group Entity to, take or agree to take any action that would knowingly make any representation and warranty set forth in Article 4 inaccurate in any respect at, or as of any time prior to, the Closing Date.

                 5.4 Access to Information. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Spacelink will (i) give, and will cause each other Spacelink Group Entity to give, BCI and Intercable, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Spacelink Group Entities, (ii) furnish, and cause each other Spacelink Group Entity to furnish, to BCI and Intercable, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors, and those of its Subsidiaries, to cooperate with BCI and Intercable and their representatives in their investigation of the Spacelink Group Entities. Any such investigations by BCI and Intercable and their representatives will be conducted so as not to unreasonably disrupt the business operations of the Spacelink Group Entities. No investigation by Intercable, BCI or their representatives, or other information received by Intercable or such representatives, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

                          (b)     From the date hereof until the Closing Date,
Intercable will (i) give, and will cause each other Intercable Group Entity to give, Spacelink, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Intercable Group Entities,
(ii) furnish, and cause each other Intercable Group Entity to furnish, to Spacelink, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Intercable Group Entities to cooperate with Spacelink and its representatives in its investigation of the Intercable Group Entities. Any such investigations by Spacelink and its representatives will be conducted so as not to unreasonably disrupt the business operations of the Intercable Group Entities. No investigation by Spacelink or such representatives or other information received by Spacelink or such representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

                 5.5 Notices of Certain Events. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Intercable and Spacelink shall promptly notify each other of:

                                    (i)    any notice or other communication
                 from any Person alleging that the consent of such Person is or may be required in connection with this Agreement;

                                   (ii)    any notice or other communication
                 from any Governmental Authority in connection with this Agreement;

                                  (iii)    any actions, suits, claims,
                 investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Intercable Group Entities or the Spacelink Group Entities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
                 3.13 or Section 4.13 or that relate to the consummation of this Agreement; and

                                   (iv)    any other material adverse
                 developments affecting the business of the Intercable Group Entities or the business of the Spacelink Group Entities, as applicable, other than developments affecting their respective industries generally.

                 5.6 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Intercable and Spacelink will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to satisfy the conditions to the other party's obligation to consummate this Agreement. Intercable and Spacelink each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

                          (b)     Intercable and Spacelink shall cooperate with
one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

                 5.7 Public Announcements. Intercable and Spacelink agree to consult with each other before issuing (or allowing their Affiliates or Subsidiaries to issue) any press release or making any public statement with respect to this Agreement, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                 5.8 Other Offers. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, no Restricted Person will, directly or indirectly (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to Spacelink, with a view to pursuing an Acquisition Proposal with any Person, (x) engage in negotiations with, or (y) disclose any nonpublic information relating to any Spacelink Group Entity to, or (z) afford access to the properties, books or records of any Spacelink Group Entity to, such Person. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Spacelink will promptly notify Intercable after receipt by a Restricted Person of (A) any Acquisition Proposal or (B) actual notice that any person is giving serious consideration to making an Acquisition Proposal or (C) any request for nonpublic information relating to any Spacelink Group Entity or for access to the properties, books or records of any Spacelink Group Entity by any person that has made, or a Restricted Person reasonably believes is considering making, an Acquisition Proposal and will keep Intercable fully informed of the status and details of any such Acquisition Proposal, notice or request.
Nothing in this Section 5.8 shall prevent a Restricted Person from discussing, negotiating and otherwise pursuing transactions contemplated by Section 5.2.

                          (b)     "Acquisition Proposal" means a bona fide
offer or proposal for, or indication of interest in, a merger or other business combination involving any Spacelink Group Entity or the acquisition of any equity interest in, or a substantial portion of the assets of, any Spacelink Group Entity, other than the transactions contemplated hereby and in the Alternative Transaction as defined in the Transaction Agreement.

                          (c)     "Restricted Persons" means Spacelink and any
other Spacelink Group Entity and their respective officers, directors, employees or other agents.

                 5.9 Confidentiality. Intercable and the other Intercable Group Entities will hold in confidence and not use, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Spacelink Group furnished to or acquired by the Intercable Group in connection with the consummation of the transaction contemplated hereby, except to the extent that such information can be shown to have been (i) previously known by Intercable on a nonconfidential basis, (ii) in the public domain through no fault of Intercable or (iii) later lawfully acquired by Intercable on a non-confidential basis from sources other than the Spacelink Group Entities. The obligation of the Intercable Group Entities to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Intercable Group Entities will, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Spacelink, upon request, all documents and other materials, and all copies thereof, obtained by the Intercable Group Entities or on their behalf from any Spacelink Group Entity or in connection with this Agreement that are subject to such confidence. In connection with the Jones Intercable Transaction, Intercable shall require BCI to maintain the confidence, on terms substantially similar to those set forth in this Section, of all information provided to it by Intercable regarding the Spacelink Group Entities.

                 5.10 Jones Earth Segment, Inc. At or prior to the Closing, Spacelink shall sell all of the capital stock of Jones Earth Segment, Inc., for cash in an amount equal to the undepreciated acquisition cost of its "uplink facility" plus the replacement cost of its "tape playback equipment," less debt, at the time of the sale.

                 5.11 Tax-Free Reorganization; Plan of Liquidation. (a) The parties hereto shall use their reasonable best efforts to cause the transactions contemplated hereby to be recognized as a tax-free reorganization under Section 368(a)(1)(C) of the Code and any other applicable state or federal law.

                          (b)     Jones International, Ltd., hereby covenants
and agrees that, immediately following the Closing, it will transfer, or cause to be transferred, up to 593,110 shares of the Class A Common Stock of Intercable received, or to be received, by it upon liquidation of Spacelink to Minority Shareholders, other than Dissenting Shareholders. Such transfer shall be made to such Minority Shareholders in accordance with the provisions of
Section 5.11(c)(ii) hereof. Any portion of such shares that would otherwise have been transferred to Minority Shareholders who became Dissenting Shareholders shall be retained by Jones International, Ltd. For administrative convenience, Jones International, Ltd., may request Spacelink to assist in the transfer of such shares to the Minority Shareholders.

                          (c)     Spacelink hereby covenants and agrees that,
immediately following the Closing, it will take steps to effect its complete liquidation and distribute all of its assets (excluding the Reserve but including the Shares and the 2,859,240 shares of Common Stock of Intercable), subject to the provisions of Section 5.11(d), to its shareholders, other than Dissenting Shareholders. Dissenting Shareholders shall not be entitled to receive any consideration described in Sections 5.11(c)(i) or (ii) for their shares of Capital Stock of Spacelink. For each share of Capital Stock held immediately prior to the Closing, each shareholder of Spacelink (other than Dissenting Shareholders) shall receive the following:

                                  (i)    0.03567 shares of Common Stock of
                    Intercable; plus

                                   (ii)    0.05114 shares of Class A Common
                 Stock of Intercable. In addition, each Minority Shareholder shall receive 0.04515 shares of the Class A Common Stock of Intercable transferred by Jones International, Ltd., pursuant to Section 5.11(b).

The exchange ratios described above were calculated as shown in Exhibit B on the assumption that all of the options held by Minority Shareholders to acquire Class A Common Stock were exercised. If all of such options are not exercised, the exchange ratios shall be adjusted in the manner shown in Exhibit B.

                          (d)     No fractional shares shall be distributed in
the liquidation distribution pursuant to Sections 5.11(c)(i) or (ii) hereof. Any fractional share to which a shareholder of Spacelink would otherwise have been entitled shall be rounded up or down to the nearest whole share.

                          (e)     Upon satisfaction of all of its obligations
to Dissenting Shareholders and the distribution of all of its assets to shareholders in complete liquidation pursuant to Section 5.11(c), Spacelink shall transfer to Intercable any cash remaining in the Reserve established pursuant to Section 2.2(c), together with any of the Shares which would otherwise have been distributed to Dissenting Shareholders. Upon completion of such steps, Spacelink shall forthwith execute and file Articles of Dissolution with the Secretary of State of the State of Colorado.

                 5.12 Spacelink Stock Options. At or prior to Closing, Spacelink will cause all outstanding stock options to acquire Class A Common Stock to become immediately exercisable and will terminate all such stock options that are not exercised at or prior to the Closing.


                                   ARTICLE 6

                             CONDITIONS TO CLOSING

                 6.1 Conditions to Obligations of Spacelink and Intercable. The obligations of Intercable to purchase, and Spacelink to sell, the Assets under this Agreement are each subject to the satisfaction or, to the extent legally permissible, waiver by each such party at or prior to the Closing of the following conditions:

                          (a)     The shareholders of Intercable shall have
approved the Intercable Proposals and the shareholders of Spacelink shall have approved the Spacelink Proposals;

                          (b)     The Statement shall have become effective
under the Securities Act and no stop order shall be in effect;

                          (c)     The Shares shall have been approved for
listing on the Nasdaq National Market System;

                          (d)     Either one of the following events shall have
occurred: (i) Intercable, Spacelink, Jones International, Ltd. and Glenn R. Jones shall have received the Tax Ruling or (ii) the conditions set forth in
Section 2.2(c) of the Transaction Agreement, as such Transaction Agreement exists on the date hereof, shall have been satisfied.

                          (e)     There shall not then be in effect any order
enjoining or restraining the consummation of this Agreement, and there shall not then be instituted, pending or threatened any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority challenging the acquisition of the Assets by Intercable or otherwise seeking to restrain or prohibit consummation of this Agreement or seeking to impose any material limitation on any material provision of this Agreement;

                          (f)     All actions by, in respect of or filings with
any Governmental Authority required to permit the consummation of this Agreement shall have been taken or obtained, as the case may be, and shall be in full force and effect, other than such actions or filings as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                          (g)     The Spacelink Group Entities and the
Intercable Group Entities shall have received all third party consents required to consummate this Agreement, in form and substance reasonably satisfactory to Spacelink and Intercable, other than such consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

                          (h)     Spacelink shall have sold all of the capital
stock of Jones Earth Segment, Inc., in accordance with Section 5.10 hereof.

                 6.2 Conditions to Obligation of Spacelink. The obligation of Spacelink to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by Spacelink, of the following further conditions:

                          (a)     Intercable shall have performed in all
material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

                          (b)     The representations and warranties of
Intercable contained in this Agreement and in any certificate delivered by Intercable pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date;

                          (c)     Spacelink shall have received a certificate
signed by an executive officer of Intercable confirming the matters described in paragraphs (a) and (b) of this Section 6.2;

                          (d)     The Shares shall have been registered under
the Securities Act;

                          (e)     Spacelink shall have received all documents
it may reasonably request relating to the existence of Intercable and other Intercable Group Entities and the authority of Intercable for this Agreement, all in form and substance reasonably satisfactory to Spacelink;

                          (f)     The holders of not more than 800,000 shares
of the Class A Common Stock of Spacelink shall have given notice of their intent to exercise Dissenting Shareholders' rights by filing a notice of intent to demand payment with Spacelink; and

                          (g)     Goldman Sachs & Co. shall not have withdrawn
its opinion that the number of shares to be received by Minority Shareholders pursuant to the transactions contemplated herein is fair to the Minority Shareholders.

                 6.3 Conditions to Obligation of Intercable. The obligation of Intercable to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waived by Intercable, of the following further conditions:

                          (a)     Spacelink shall have performed in all
material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;

                          (b)     The representations and warranties of
Spacelink contained in this Agreement and in any certificate delivered by Spacelink pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

                          (c)     Intercable shall have received a certificate
signed by an executive officer of Spacelink confirming the matters described in paragraphs (a) and (b) of this Section 6.3;

                          (d)     Intercable shall have received all documents
it may reasonably request relating to the existence of Spacelink and other Spacelink Group Entities and the authority of Spacelink for this Agreement, all in form and substance reasonably satisfactory to Intercable;

                          (e)     The holders of not more than 800,000 shares
of the Class A Common Stock of Spacelink shall have duly given notice of their intent to exercise Dissenting Shareholders' rights by filing a notice of intent to demand payment with Spacelink; and

                          (f)     Salomon Brothers Inc and Dillon Read & Co.
Inc. shall not have withdrawn their opinion that the number of shares to be issued by Intercable to Spacelink pursuant to the transaction contemplated hereby is fair to Intercable from a financial point of view.

                                   ARTICLE 7

                                    SURVIVAL

                 7.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall not survive the Closing except the agreements set forth in Sections 2.3 and 5.11 which shall survive until the expiration of the period of time provided for in the applicable statute of limitation.


                                   ARTICLE 8

                                  TERMINATION

                 8.1      Grounds for Termination.  This Agreement may be
                   terminated at any time prior to the Closing:

                                    (i)    by mutual written agreement of
Intercable and Spacelink;

                                   (ii)    by Intercable or Spacelink if the
                 Tax Ruling shall not have been received by December 15, 1994, unless an election to proceed with the transaction contemplated hereby is made in accordance with Section 2.2(c) of the Transaction Agreement;

                                  (iii)    by Intercable or Spacelink if the
                 Closing shall not have been consummated on or before December 30, 1994;

                                   (iv)    by Intercable or Spacelink at any
                 time after the request for the Tax Ruling is withdrawn or the Internal Revenue Service indicates that it is likely that it will not grant the rulings sought in such request, unless an election to proceed with the transaction contemplated hereby is made in accordance with Section 2.2(c) of the Transaction Agreement; or

                                    (v)    by Intercable or Spacelink if there
                 shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transaction contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

                 The party desiring to terminate this Agreement shall give notice of such termination to the other party.

                 8.2 Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this

Agreement; provided that if such termination shall result from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or (ii) a knowing breach by a party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.9 and 9.3 shall survive any termination hereof pursuant to Section 8.1.


                                   ARTICLE 9

                                 MISCELLANEOUS

                 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                 if to Spacelink to:

                          Jones Spacelink, Ltd.
                          9697 East Mineral Avenue
                          Englewood, Colorado  80112
                          Attn:  President
                          Fax:  (303) 799-1644

                 with a copy to:

                          Jones Spacelink, Ltd.
                          9697 East Mineral Avenue
                          Englewood, Colorado  80112
                          Attn:  General Counsel
                          Fax:  (303) 799-1644

                 if to Intercable to:

                          Jones Intercable, Inc.
                          9697 East Mineral Avenue
                          Englewood, Colorado  80112
                          Attention:  President
                          Fax:  (303) 799-4675
                 with a copy to:

                          Jones Intercable, Inc.
                          9697 East Mineral Avenue
                          Englewood, Colorado  80112
                          Attention:  General Counsel
                          Fax:  (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                 9.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                          (b)     No failure or delay by any party in
exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 9.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                 9.4 Successors and Assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

                 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

                 9.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                 9.9 Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 9.10 Schedules. Inclusion of or reference to matters in a schedule does not constitute an admission of what is material or the materiality of such matter.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.


                                        JONES SPACELINK, LTD.


                                        By:___________________________________
                                           Name:______________________________
                                           Title:_____________________________


                                        JONES INTERCABLE, INC.


                                        By:___________________________________
                                           Name:______________________________
                                           Title:_____________________________


                                        JONES INTERNATIONAL, LTD. (for the
                                        purposes of Section 5.11(b) only)


                                        By:___________________________________
                                           Name:______________________________
                                           Title:_____________________________

                                   EXHIBIT A

           GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT

         This GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT is made as of the __ day of ________, 1994, by and between Jones Spacelink, Ltd., a Colorado corporation ("Seller") and Jones Intercable, Inc., a Colorado corporation ("Buyer").

                                    RECITALS

         Pursuant to the Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994 between Seller and Buyer (the "Exchange Agreement"), Seller has agreed to sell, convey, grant, assign, transfer and deliver to Buyer all of Seller's right, title and interest in and to the Assets (as defined below) and Buyer has agreed to assume the liabilities of Seller in connection with the Assets, all as set forth herein and in the Exchange Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties provide and agree as follows:

         1. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Exchange Agreement.

         2. TRANSFER OF ASSETS. Seller hereby sells, conveys, grants, assigns, transfers and delivers to Buyer and its successors and assigns forever all of Seller's right, title and interest in and to all of the assets and properties of Seller, whether real, personal, tangible or intangible other than the excluded assets listed on Schedule 1 hereto (the "Assets"), subject only to Permitted Liens. The Assets include, without limitation, the following:

                 (a) Seller's right, title and interest in and to all parcels of real property owned in fee by Seller or in which Seller has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights of way and similar authorizations;

                 (b) Seller's right, title and interest in and to all of the tangible personal property owned or leased by Seller;

                 (c) Seller's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), purchase orders, commitments, Franchise Agreements, programming agreements, subscription agreements for cable television and SMATV services, access agreements and other agreements, whether oral or written;

                 (d) Seller's right, title and interest in any and all joint venture and limited or general partnership agreements and any shares of capital stock in any entity;

                 (e) Seller's right, title and interest in and to all subscriber, customer and advertiser lists;

                 (f) Seller's right, title and interest in and to all Intellectual Property Rights which are used or held for use in connection with the conduct of its business;

                 (g) All subscriber, customer and trade accounts receivable due to Seller;

                 (h) All deposits under utility, pole rental and similar agreements to which Seller is or may become entitled; and

                 (i) Seller's records, files and data, including maps, plans, diagrams, blueprints and schematics, if any.

         3. ASSUMPTION OF LIABILITIES. Buyer hereby assumes and agrees to pay, discharge and perform when due all known, unknown and contingent liabilities of Seller (other than to Dissenting Shareholders) including

                 (a) All the obligations and liabilities of Seller under the Contracts, including the Franchise Agreements, whether such obligations and liabilities arise with respect to the period prior to, at or after the date hereof;

                 (b) All of Seller's obligations for the provision of cable television or other services to its subscribers;

                 (c) All obligations and liabilities arising out of or related to the ownership and operation of the Assets; and

                 (d) All state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale or purchase of the Assets evidenced hereby.

         IN WITNESS WHEREOF, the parties have executed and delivered this General Assignment, Bill of Sale and Assumption Agreement as of the date first referenced above.


JONES SPACELINK, LTD.,                     JONES INTERCABLE, INC.,
  a Colorado corporation                     a Colorado corporation


By:____________________________            By:_________________________
Name:__________________________            Name:_______________________
Title:_________________________            Title:______________________

                                   Schedule 1

                                EXCLUDED ASSETS

         1. 2,859,240 shares of Common Stock of Jones Intercable, Inc., held by Seller on the date hereof.

         2. A cash reserve in the amount of $_________ to satisfy the obligations of Seller to Dissenting Shareholders, and to pay any expenses that may be incurred in connection with the determination and payment of such obligations.

                                   EXHIBIT B
                           SUMMARY OF EXCHANGE RATIOS


Shares Outstanding as follows:

                        CLASS A SHARES                                                          CLASS B SHARES
                        --------------                                                          --------------
         Minority Shares                        11,656,552                           Jones International           415,000
         JI, Glenn Jones                        65,976,148
                                                ----------
                 Total                          77,632,700
                                                ==========

Options Outstanding

         Minority Options                        1,480,483
         Glenn Jones                               636,514
                                                 ---------
                 Total                           2,116,997
                                                 =========

Total Shares Outstanding (including options) = 80,164,697; Total Minority Shares (1,480,483 + 11,656,552) is 13,137,035.

Distribution to Minority Shareholders as follows:
         .       Pro Rata Share of Common Stock of Intercable

                            13,137,035
                            ----------
                            80,164,697 = 16,388% x 2,859,240 = 468,559

                            Minority receives 468,559 divided by 13,137,035 = .03567 shares
                            ======
         .       Minority to receive 1,265,000 Shares of 4,100,000.

                            593,110 divided by 13,137,035 = .04515
                            671,890 divided by 13,137,035 = .05114
                          ---------            ----------   ------
                          1,265,000 divided by 13,137,035 = .09629 shares
                          =========            ==========   ======

         .       Assuming 40,000 options are not exercised:
                          Total Shares Outstanding 80,124,697
                          Total Minority Shares 13,097,035

         .       Common Stock of Intercable
                          16.3458% x 2,859,240 = 467,366
                          Minority receives 467,366 divided by 13,097,035 =
                          .03568

         .       Class A Shares
                          Minority to receive 1,265,000 out of 4,100,000 1,265,000 divided by 13,097,035 = .09658